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                                                                   Exhibit 12(a)

                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges



                                              Years Ended December 31,
                                     ----------------------------------------
(millions except ratios)               1995    1994   1993    1992(1)  1991
                                     -------  ------ ------  -------- -------
Income from continuing operations
  before provision for income
  tax(2)                             $ 458.0 $ 397.0 $ 331.6 $ 179.1 $ 242.4

Add back fixed charges:

Interest on indebtedness                55.5    46.4    42.3    41.9    40.7

Interest on ESOP                         5.3     5.9     6.5     6.9     7.2

Portion of rents representative
  of interest factor                    21.4    28.7    26.1    19.2    15.4
                                     ------- ------- ------- ------- -------

  Income as adjusted                 $ 540.2 $ 478.0 $ 406.5 $ 247.1 $ 305.7
                                     ======= ======= ======= ======= =======

Fixed charges:

Interest on indebtedness             $  55.5 $  46.4 $  42.3 $  41.9 $  40.7

Interest on ESOP                         5.3     5.9     6.5     6.9     7.2

Portion of rents representative
  of interest factor                    21.4    28.7    26.1    19.2    15.4
                                     ------- ------- ------- ------- -------

  Total fixed charges                $  82.2 $  81.0 $  74.9 $  68.0 $  63.3
                                     ======= ======= ======= ======= =======

Ratio of earnings to fixed charges       6.6     5.9     5.4     3.6     4.8
                                     ======= ======= ======= ======= =======

Ratio of earnings to fixed
  charges (3)                            8.4     7.6     7.4     5.3     6.2
                                     ======= ======= ======= ======= =======


(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.
(2) Income statement data has been reclassified to reflect continuing operations for the years ended 1991 through 1994.
(3) The calculation of this ratio of earnings to fixed charges reflects the addition of the income from discontinued operations before the provision for income tax component for the years ended 1991 through 1995.